Exhibit 2.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in the Current Report on Form 8-K under the Securities Exchange Act of 1934 of Texas Regional Bancshares, Inc. dated March 12, 2004, of our report dated February 28, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of Statement of Accounting Standards No. 142 “Goodwill and Other Intangible Assets”) on the consolidated financial statements of Southeast Texas Bancshares, Inc., contained in Registration Statement No. 333-112366 of Texas Regional Bancshares, Inc. on Form S-4 under the Securities Act of 1933.

/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP
Houston, Texas
March 12, 2004